UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 17, 2010

GeoEye, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-33015	20-2759725
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

21700 Atlantic Blvd., Dulles, Virginia		20166
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	703-480-7500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

GeoEye, Inc. announced today the appointment of Chris Tully to the newly created position of Senior Vice President of Sales. He will report directly to the Company’s Chief Executive Officer and President and have responsibility for the overall management, organizational vision and strategic direction of GeoEye’s sales organization.

Mr. Tully has over 25 years of experience leading sales and customer service organizations at some of the most prominent companies in the technology industry. Prior to joining GeoEye, Mr. Tully served as Executive Vice President/Chief Sales Officer at Kastle Systems LLC, where he worked with the CEO to build the business, establish a national sales presence, and expand into new markets. Before joining Kastle Systems, he was Senior Vice President of Sales & Customer Service at CoStar Group, Inc., an international provider of information/marketing services to the commercial real estate industry. While in this position, revenues increased from $112 million to over $200 million, and the company significantly expanded its geographic and vertical market coverage. Prior to that, Mr. Tully was Group Vice President of Sales at GTSI Corporation where he was responsible for a 200-person sales organization serving federal, state and local government clients. Mr. Tully also served as the Director of Sales in Dell’s Business Systems Division and Preferred Accounts Division. Mr. Tully graduated from Georgetown University and began his career as a sales representative at Xerox Corporation.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1 Press Release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GeoEye, Inc.

March 17, 2010	By:	/s/ William L. Warren

Name: William L. Warren
Title: Senior Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press Release